EXHIBIT 5.1


                           [Baker & Botts Letterhead]


                                                                    May 18, 1999


U.S. Concrete, Inc.
1360 Post Oak Boulevard, Suite 800
Houston, Texas 77056

Gentlemen:

      As set forth in the Registration Statement (the "Registration Statement") on Form S-1 (Registration No. 333-74855) filed by U.S. Concrete, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the Company's Common Stock, par value $.001 per share ("Common Stock"), certain legal matters in connection with the Common Stock are being passed on for the Company by us. The Registration Statement relates to the offering of an aggregate of 4,370,000 shares of Common Stock (the "Shares"), consisting of 3,800,000 shares to be issued and sold by the Company to the underwriters referred to in the Registration Statement in a firm commitment underwriting, together with up to 570,000 shares (the "Additional Shares") that may be issued and sold by the Company pursuant to the underwriters' over-allotment option as described in the Registration Statement. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

      In our capacity as your counsel in the connection referred to above, we have examined the Registration Statement, the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied on certificates of officers of the Company with respect to the accuracy of the material factual matters contained in those certificates.

      On the basis of and subject to the foregoing, we are of the opinion that:

            1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware; and

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U.S. Concrete, Inc.                - 2 -                       May 18, 1999


            2. When the Board of Directors of the Company has determined the price at which the Shares and the Additional Shares are to be sold to the underwriters by the Company and has authorized the issuance of such Shares and the Additional Shares, upon the issuance and sale by the Company of the Shares and any Additional Shares that may be purchased pursuant to the underwriting agreement referred to in the Registration Statement for the consideration so determined, such Shares and any such Additional Shares will be duly authorized, validly issued, fully paid and nonassessable.

      The opinion set forth above is limited in all respects to matters of the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also consent to the reference to our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.


                                          Very truly yours,

                                          /s/ BAKER & BOTTS, L.L.P.